Exhibit 10.1

Pursuant to an unwritten employment arrangement between the Company and Randy A. Ramlo as of May 14, 2007, Mr. Ramlo’s compensation package consists of the following components:

▪	Base salary of $300,000 per year;
▪	Participation in the Company’s Annual Incentive Plan with the potential for an annual bonus of up to 48 percent of annual base salary, depending upon the achievement of certain corporate goals;
▪	Participation in the Company’s deferred compensation plan;
▪	Eligibility for an annual equity award pursuant to the Company’s Employee Stock Option Plan; and

Other benefits provided by the Company to all employees.